As Filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qutoutiao Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Building No. 8, Shanghai Pudong Software Park

519 Yi De Road, Pudong New Area

Shanghai 200124
People’s Republic of China

+86-21-5889-0398

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168, United States

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Xiaolu Zhu Chief Financial Officer Building No. 8, Shanghai Pudong Software Park 519 Yi De Road, Pudong New Area Shanghai 200124 People’s Republic of China +86-21-5889-0398	Yi Gao, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.0001 per share	5,461,141(3)	US$7.76(3)	US$42,378,454.16	US$4,623.49

(1)

These Class A Ordinary Shares, par value US$0.0001 per share (the “Class A Ordinary Shares”) of Qutoutiao Inc. (the “Company” or “Registrant”) may be represented by the Registrant’s American depositary shares (“ADSs”), every four representing one Class A Ordinary Share. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-227181).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional Class A ordinary shares of the Registrant, which may be offered and issued under the Registrant’s Equity Incentive Plan (the “Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(3)

Represents Class A Ordinary Shares reserved for issuance with respect to future awards under the Plan. The total number of Class A Ordinary Shares which may be issued under the Plan was initially 12,464,141 Class A Ordinary Shares. On March 5, 2019, the Company increased the aggregate number of Class A ordinary shares reserved for issuance pursuant to awards granted under the Plan by 3.5% of the total number of Class A ordinary shares and Class B ordinary shares outstanding as of December 31, 2018. On every January 1 thereafter for four years, the aggregate number of Class A ordinary shares reserved and available for issuance pursuant to awards granted under the Plan shall be increased by 2.0% of the total number of Class A ordinary shares and Class B ordinary shares outstanding on December 31 of the preceding calendar year. An additional Class A Ordinary Shares are being registered on this Registration Statement to cover the additional Class A Ordinary Shares that may be issued under the Plan pursuant to such increases effective on March 5, 2019, January 1, 2020 and January 1, 2021, which were not previously registered under the Registrant’s registration statement on Form S-8 (File No. 333-229673), as filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2019 (the “Original S-8 Registration Statement”). The corresponding proposed maximum offering price per share is estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on June 16, 2021 times four, the then Class A Ordinary Share-to-ADS ratio.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 5,461,141 additional Class A Ordinary Shares in the capital of Qutoutiao Inc. (the “Company” or “Registrant”) which are reserved for issuance under the Registrant’s Equity Incentive Plan (the “Plan”). These 5,461,141 additional Class A Ordinary Shares have been added to the Plan effective on March 5, 2019, January 1, 2020 and January 1, 2021. These 5,461,141 additional Class A Ordinary Shares are additional securities of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-229673) was filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2019 (the “Original S-8 Registration Statement”), and were not previously registered under the Original S-8 Registration Statement.

Previously, an aggregate of 12,464,141 Class A Ordinary Shares in the capital of the Registrant were registered for issuance under the Plan pursuant to the Original S-8 Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

In accordance with the terms of the Plan, the total number of Class A Ordinary Shares which may be issued under the Plan was initially 12,464,141 Class A Ordinary Shares. On March 5, 2019, the Company increased the aggregate number of Class A ordinary shares reserved for issuance pursuant to awards granted under the Plan by 3.5% of the total number of Class A ordinary shares and Class B ordinary shares outstanding as of December 31, 2018. On every January 1 thereafter for four years, the aggregate number of Class A ordinary shares reserved and available for issuance pursuant to awards granted under the Plan shall be increased by 2.0% of the total number of Class A ordinary shares and Class B ordinary shares outstanding on December 31 of the preceding calendar year.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s registration statement on Form S-8 (File No. 333-229673) filed with the Commission on February 14, 2019;

b. The Registrant’s annual report on Form 20-F filed with the Commission on March 26, 2021, which includes audited financial statements for the fiscal year ended December 31, 2020; and

c. The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-38644) filed with the Commission on September 4, 2018 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-226913), as amended, originally filed with the Commission on August 17, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1

Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 (Registration No. 333-226913), as amended, originally filed with the Securities and Exchange Commission on August 17, 2018)

4.2

Specimen of Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-226913), as amended, initially filed with the Securities and Exchange Commission on August 17, 2018)

5.1*	Opinion of Walkers

10.1

Qutoutiao Inc. Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 (Registration No. 333-229673), filed with the Securities and Exchange Commission on February 14, 2019)

23.1*	Consent of Walkers (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on June 21, 2021.

Qutoutiao Inc.

By:	/s/ Eric Siliang Tan
	Name:	Eric Siliang Tan
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Eric Siliang Tan and Xiaolu Zhu, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date
/s/ Eric Siliang Tan	Chairman and Chief Executive Officer (principal executive officer)	June 21, 2021
Name: Eric Siliang Tan
/s/ Lei Li	Vice Chairman	June 21, 2021
Name: Lei Li
/s/ Feng Li	Director	June 21, 2021
Name: Feng Li
/s/ James Jun Peng	Director	June 21, 2021
Name: James Jun Peng
/s/ Jianfei Dong	Director and Co-President	June 21, 2021
Name: Jianfei Dong
/s/ Oliver Yucheng Chen	Director	June 21, 2021
Name: Oliver Yucheng Chen
/s/ Xiaolu Zhu	Chief Financial Officer (principal financial and accounting officer)	June 21, 2021
Name: Xiaolu Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Qutoutiao Inc. has signed this registration statement or amendment thereto in New York, New York on June 21, 2021.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President